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                                                                    EXHIBIT A

FOR IMMEDIATE RELEASE               Contact:  Tricia Drennan
                                    Director of Corporate Communications
                                    and Investor Relations
                                    (703) 873-2390 (phone)
                                    (703) 873-2300 (fax)
                                    tricia_drennan@lcc.com

                 LCC INTERNATIONAL, INC. ANNOUNCES SEARCH FOR
                  NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

MCLEAN, VIRGINIA, January 8, 1998 - LCC International, Inc. (NASDAQ: LCCI), one of the world's largest providers of radio frequency engineering and network implementation services and products to the international wireless telecommunications industry, today announced the resignation of Piyush Sodha, president, chief executive officer and a member of LCC's board of directors. Richard Hozik, LCC's senior vice president and chief financial officer, will assume the role of acting president and chief executive officer until a successor can be named.

Rajendra Singh, LCC's founder and chairman of the board commented, "An external search for a new president and CEO is already underway and is being conducted by Heidrick & Struggles. Several leading candidates have been identified and we hope to make an announcement in the near future. In the interim, the board of directors and I have full confidence in Rich's ability to manage the business."

Singh continued, "We expect to find a new president and CEO who has the background to aggressively pursue our strategy of leveraging the Company's core competencies and customer base into new lines of business while bringing LCC into its next stage of development."

LCC International, Inc. (http://www.lcc.com) is one of the world's largest providers of radio frequency engineering, network implementation and optimization services and products to the international wireless telecommunications industry. Headquartered just outside Washington, D.C. in McLean, Virginia with regional headquarters in Skarer, Norway, Sao Paulo, Brazil, and Singapore, the company has provided services and products for more than 200 wireless networks in more than 40 countries worldwide.

This press release may contain forward-looking statements or implications that are subject to risks and uncertainties. Actual results or performance could differ


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materially from those expressed or implied by such forward-looking statements as a result of risks and uncertainties including changes adversely impacting demand for LCC's products and services, risks from competition, rapid technological change and those described from time to time in LCC's reports to the U. S. Securities and Exchange Commission, including its Registration Statement on Form S-1 effective September 24, 1996, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, news releases and other communications.

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